UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2004

ALLIED MOTION TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Its Charter)

Colorado

0-04041

84-0518115

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Inverness Way East, Ste. 150, Englewood, CO

80112

(Address of Principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code  303-799-8520

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFT230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b)

☐  Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17CFR240.13e-4(c))

Item 9.01.                  Financial Statements and Exhibits.

a)              Financial Statements of Business Acquired

On May 10, 2004, Allied Motion Technologies Inc. (Allied Motion) completed the merger of Owosso Corporation with a wholly owned subsidiary of Allied Motion pursuant to the terms of the Agreement and Plan of Merger dated February 10, 2004.  The acquisition was previously reported on a Form 8-K filed by Allied Motion on May 17, 2004.

The following unaudited condensed consolidated financial statements of the acquired business, Owosso Corporation, are presented to show the results of Owosso Corporation for its second fiscal quarter ended May 2, 2004.  It is suggested that the financial statements be read in conjunction with the Owosso Corporation financial statements included in Allied Motion’s Form S-4 Registration Statement Amendment No. 1 as filed with the Securities and Exchange Commission on March 26, 2004.

OWOSSO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three-Months Ended		Six-Months Ended
	May 2, 2004	April 27, 2003	May 2, 2004	April 27, 2003

Net sales	$4,213,000	$4,423,000	$8,735,000	$9,024,000
Costs of products sold	3,730,000	3,568,000	7,433,000	7,323,000

Gross profit	483,000	855,000	1,302,000	1,701,000

Selling, general and administrative expenses	806,000	928,000	1,990,000	1,856,000

Loss from operations	(323,000)	(73,000)	(688,000)	(155,000)

Interest expense	157,000	176,000	322,000	390,000

Loss before income taxes	(480,000)	(249,000)	(1,010,000)	(545,000)

Income tax benefit	9,000	84,000	137,000	146,000

Net loss	(471,000)	(165,000)	(873,000)	(399,000)

Dividends on preferred stock	345,000	342,000	690,000	683,000

Net loss available for common shareholders	$(816,000)	$(507,000)	$(1,563,000)	$(1,082,000)

Net loss per share	$(0.14)	$(0.09)	$(0.27)	$(0.18)

Basic and diluted weighted average number of common shares outstanding	5,824,000	5,874,000	5,824,000	5,874,000

See notes to condensed consolidated financial statements.

OWOSSO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	May 2, 2004	October 26, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$224,000	$309,000
Restricted cash	401,000	400,000
Receivables, net	2,201,000	2,323,000
Inventories, net	1,633,000	1,745,000
Prepaid expenses and other	625,000	601,000
Deferred taxes	240,000	240,000
Total current assets	5,324,000	5,618,000

PROPERTY, PLANT AND EQUIPMENT, NET	4,402,000	4,755,000
GOODWILL	3,074,000	3,074,000
CUSTOMER LIST, NET	4,600,000	4,800,000
OTHER ASSETS	125,000	133,000
TOTAL ASSETS	$17,525,000	$18,380,000
LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable - trade	$1,801,000	$1,918,000
Accrued expenses	2,141,000	2,257,000
Current portion of long-term debt	11,303,000	10,968,000
Total current liabilities	15,245,000	15,143,000

LONG-TERM DEBT, LESS CURRENT PORTION	43,000	128,000
COMMON STOCK PUT OPTION	600,000	600,000
DEFERRED TAXES	1,446,000	1,446,000
ACCRUED PREFERRED STOCK DIVIDENDS	4,725,000	4,034,000
COMMITMENTS AND CONTINGENCIES
Total liabilities	22,059,000	21,351,000
SHAREHOLDERS’ DEFICIT	(4,534,000)	(2,971,000)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$17,525,000	$18,380,000

See notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	May 2, 2004	April 27, 2003
OPERATING ACTIVITIES:
Net loss	$(873,000)	$(399,000)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	466,000	533,000
Amortization	200,000	200,000
Changes in operating assets and liabilities which (used) provided cash	(373,000)	896,000
Net cash (used in) provided by operating activities	(580,000)	1,230,000

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(112,000)	(87,000)
Proceeds from the sale of assets	350,000
Decrease in other assets	7,000	12,000
Net cash (used in) provided by investing activities	245,000	(75,000)

FINANCING ACTIVITIES:
Net borrowings (payments) on line of credit	250,000	(1,450,000)
Payments on long-term debt		(126,000)
Net cash provided by (used in) financing activities	250,000	(1,576,000)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(85,000)	(421,000)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	309,000	524,000

CASH AND CASH EQUIVALENTS, END OF PERIOD	$224,000	$103,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$227,000	$364,000
Income taxes refunded	$0	$1,155,000

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Dividends payable	$690,000	$683,000

See notes to condensed consolidated financial statements.

OWOSSO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.              NATURE OF BUSINESS

Owosso Corporation - The consolidated financial statements represent the consolidated financial position, results of operations and cash flows of Owosso Corporation and its subsidiaries (“Owosso”).

Owosso has one operating subsidiary, Stature Electric, Inc. (“Stature”), representing Owosso’s historical Motors segment.   Stature is a custom designer and manufacturer of motors and gear motors both AC and DC, established in 1974 in Watertown, New York.  Significant markets for Stature, or the Motors segment, include commercial products and equipment, healthcare, recreation and non-automotive transportation.  The products are sold throughout North America and in Europe, primarily to original equipment manufacturers who use them in their end products.

Financial Statements – The condensed consolidated financial statements included herein have been prepared without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) considered necessary to present fairly the financial position, results of operations and cash flows as of May 2, 2004 and for all periods presented have been made.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.  These financial statements should be read in conjunction with the Owosso Corporation financial statements included in Allied Motion Technologies Inc.’s Form S-4 Registration Statement Amendment No. 1 as filed with the Securities and Exchange Commission on March 26, 2004.

2.              INVENTORY

	May 2, 2004	October 26, 2003

Raw materials and purchased parts	$948,000	$912,000
Work in process	716,000	844,000
Finished goods	261,000	192,000
Total Inventory	1,925,000	1,948,000
Inventory Provision	292,000	203,000
Net Inventory	$1,633,000	$1,745,000

3.              LONG-TERM DEBT

On January 22, 1999, the Company entered into a new bank credit facility with the Company’s two primary banks, originally expiring in December 2002.  The agreement included financial and other covenants, including fixed charge, cash flow and net worth ratios and restrictions on certain asset sales, mergers and other significant transactions.  The Company was not in compliance with such covenants at October 29, 2000.  In February 2001, the Company entered into an amendment to its bank credit facility agreement, wherein the lenders agreed to forbear from exercising their rights and remedies under the facility in connection with such non-compliance until February 15, 2002, at which time the facility was to mature.  The amendment to the bank credit facility, which was further amended in February 2001, called for reductions in the outstanding balance during calendar 2001 and modified the interest rates charged. The amendment required additional collateral, effectively all the assets of the Company, and reporting requirements, as well as the addition of a covenant requiring minimum operating profits.  The amendment also required the suspension of principal and interest payments on subordinated debt, with an aggregate outstanding balance of $2.1 million as of October 28, 2001.  Furthermore, the amendment to the facility prohibits the payment of preferred or common stock dividends and prohibited the purchase of the Company’s stock.  Beginning in August 2001, the Company was out of compliance with its minimum operating profit covenant.  In February 2002, the Company entered into a further amendment to the facility, which extended the maturity date to December 31, 2002.  That amendment called for further reductions in the outstanding balance based on expected future asset sales, increases the interest rate charged and requires minimum EBITDA.  In December 2002, the Company entered into a further amendment to the facility, which extended the maturity date to December 31, 2003.  This amendment calls for further reductions in the outstanding balance based on expected future asset sales and cash flow generated from operations and requires minimum EBITDA. In April 2003, the Company entered into a further amendment to the facility, which amended the financial covenant. In September 2003, the Company entered into a further amendment to the facility, which waived a mandatory paydown.  Subsequently, the Company entered into further amendments to the facility, which extended the due date to coincide with the sale of the Company (see note 5).  Borrowings under the facility are charged interest at the Prime Rate plus 2.75% (6.75% at May 2, 2004).

At May 2, 2004, $4,750,000 was outstanding under the Company’s bank credit facility and $330,000 was available for additional borrowing.

4.              EARNINGS (LOSS) PER SHARE

Basic earnings per common share is computed by dividing net earnings (the numerator) by the weighted average number of common shares outstanding during each period (the denominator).  The computation of diluted earnings per common share is similar to that of basic earnings per common share, except that the denominator is increased by the dilutive effect of stock options outstanding, computed using the treasury stock method, the dilutive effect of convertible preferred stock computed using the “if converted” method, and by the dilutive effect of the put option on common stock, computed using the reverse-treasury stock method. Due to the net loss for the periods presented, the effects of stock options and convertible preferred stock have been ignored for diluted loss per share because their effects would be antidilutive.

5.              SALE OF COMPANY

On May 10, 2004, the Company was acquired by Allied Motion Technologies Inc. (“Allied”).  The acquisition of all the shares of the Company had the following terms pursuant to the terms of the Agreement and the Plan of Merger dated February 10, 2004:  0.068 shares of common stock of Allied for each share of common stock of the Company, and a combination of 0.127 shares of Allied common stock, a warrant to purchase 0.28 shares of Allied common stock and cash of $0.9333 for each share outstanding of the Company’s Class A convertible preferred stock.  Based on the Company’s 5,824,306 common shares and 1,071,428 preferred shares issued, the aggregate amount to common shareholders was approximately $1.75 million, and the aggregate amount to preferred shareholders was approximately $1.6 million.  In addition, Allied repaid and assumed $10.6 million of the Company’s outstanding debt, and the Company’s preferred shareholders may be entitled to Allied subordinated promissory notes with an aggregate principal amount of up to $500,000 based on the 2004 gross revenue of Stature.  Accordingly, the transaction had an aggregate value of approximately $14.0 million, exclusive of any value attributable to the warrants and Allied notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED MOTION TECHNOLOGIES INC.

DATE: September 16, 2004	By:	/s/ Richard D. Smith
Chief Executive Officer
and Chief Financial Officer